UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2008

CAPITAL CITY ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-140806	20-5131044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8351 North High Street ▪ Suite 101 Columbus, Ohio	43235
(Address of principal executive offices)	(Zip Code)

614-310-1614
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CAPITAL CITY ENERGY GROUP, INC.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 27, 2008 Mr. John F. Harsh resigned his position on the Board of Directors of Capital City Energy Group, Inc. (the “Company”), effective immediately. Mr. Harsh’s resignation from the Board was solely for the purpose of creating a vacancy for the appointment of Mr. James E. Bishop. There were no known disagreements with Mr. Harsh on any matters relating to our operation, policies or practices.

On May 27, 2008, the Board of Directors of the Company appointed Mr. James E. Bishop to the Board to fill the position left vacant by the resignation of Mr. John F. Harsh. Mr. Bishop will fill this position until our next regularly scheduled shareholder meeting at which time he may stand for reelection by the shareholders who are permitted to vote in that election.

Mr. Bishop is an experienced and accomplished executive, the former CEO of two private energy services companies, and has extensive investment banking and investment experience in the field.

Currently, Mr. Bishop is the founder and sole member of WhiteStar Holdings, LLC and WhiteStar Properties, LLC as well as a Managing Director and Co-founder of WhiteStar Advisors, LLC which provides discretionary investment management for pension funds with a focus on energy, real estate and infrastructure investments throughout the United States, Bermuda, and the Caribbean. From 1994 to 2000, he was President of Janus Industries: 1994-2000, the successor in bankruptcy to United States Lines, Inc., which at the time of its bankruptcy in 1986, was one of the world’s largest ocean shipping companies. He served as the President and CEO of two of its California- based oil and gas services companies, subsequently taking Janus Industries public and increasing its value more than 1,500%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 2, 2008	Capital City Energy Group, Inc.

By: /s/Timothy W. Crawford
Timothy W. Crawford
Chief Executive Officer